Exhibit 10.4

CEDAR FAIR, L.P.

AMENDED AND RESTATED SENIOR MANAGEMENT

LONG-TERM INCENTIVE COMPENSATION PLAN

Approved: November 7, 2002

Revised: July 18, 2007

A.	PURPOSE:

Cedar Fair, L.P. (the “Partnership”) has established this Cedar Fair, L.P. Amended and Restated Senior Management Long-Term Incentive Compensation Plan (the “Plan”) to provide long-term deferred cash and unit awards to certain key executive employees of Cedar Fair Management, Inc. and/or Magnum Management Corporation (both referred to herein as the “Company”), which, together with current cash compensation, will be sufficient to achieve market-level total direct compensation as determined by the Board of Directors of Cedar Fair Management, Inc. (the “Board”).

B.	ELIGIBILITY:

This Plan will cover the Chief Executive Officer (“CEO”), General Managers and Corporate Vice Presidents who report directly to the CEO as designated by the Board. Participation in the Plan can be adjusted annually.

C.	AWARDS:

1.	The base or target amount of deferred awards will be determined by the Board for each participant no later than March 31 of each year. The target awards will be converted to a base number of phantom Partnership units based on the Partnership’s closing market price on the date the Board determines the target (currently at the March Board meeting).

2.	Each year’s actual awards will be computed as of the end of the year as a percentage of the base number of phantom Partnership units for each participant, based on actual results achieved compared to the approved target for that year.

3.	For park General Managers, the target will be the same operating profit budget numbers used in the current incentive compensation plan, with a seventy-five percent (75%) weight given to the specific park’s results and twenty-five percent (25%) to consolidated totals for the Partnership.

4.	For the CEO and Corporate Vice Presidents, the target will be budgeted “cash available for distributions,” determined by the formula of operating profits (less interest), cash, taxes, and capital expenditures made for the year, but excluding non-cash charges such as unit options and asset retirements.

5.	The actual phantom Partnership unit awards will be computed as of the end of the year on the following scale:

% of Target Achieved	% of Award Earned
Less than 80%	None
80%	10%
85%	25%
90%	50%
95%	75%
100%	90%
105%	100%
110%	110%
Each % over 110%	+2%

6. a.

All actual awards earned in a given year, plus accumulated phantom Partnership distributions on the phantom Partnership units from the date the original target awards were approved until paid, will be payable in cash or Partnership units (or a combination of cash and units), as determined by the Board in two annual installments, each equal to one-half (1/2) of the Partnership units awarded plus the phantom distributions on the phantom Partnership units accumulated to the time of distribution, in the third (3rd) and fourth (4th) years after the award year. For example, awards with respect to 2007 results would be payable in the first quarter of 2010 and first quarter of 2011.

b.	Notwithstanding Section 6.a., actual awards for a given year, as well as any unpaid awards from prior years, shall be paid in a lump sum cash payment within ninety (90) days following the earliest of:

(i)	a Change in Control if the participant is employed on the effective date of the Change in Control;

(ii)	the participant’s death or Disability during employment; or

(iii)	the participant’s Retirement; provided that in the event the participant is a “specified employee” (as that term is defined under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations thereunder (collectively “Section 409A”)) at the time of his Retirement, no payment shall be made until the first day that is six (6) months after the date of his Retirement.

When a payment is made under this Section 6.b. and the ninety- (90-) day period begins in one calendar year and ends in the subsequent calendar year, neither the participant nor any beneficiary of a participant shall have the right to designate the calendar year of payment.

c.	In the calendar year of a Change in Control, participants will be treated as having earned the percentage of base award that would have been earned if the target achieved were one hundred percent (100%).

7.	Termination of employment prior to any payment will result in forfeiture of unpaid amounts, except as provided in Section 6.b.

D.	DEFINITIONS:

1.	“Change in Control” shall mean a change in control of the Partnership as provided under Section 409A, if by analogy to the rules applicable to corporations under Section 409A, the partnership would be considered to have undergone a “change in control event” under Section 409A.

2.	“Disability” or “Disabled” shall mean:

(i)	If the participant is not covered under a disability insurance program of the Company, that the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii)	If the participant is covered by a disability insurance program of the Company, that the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

A participant shall be deemed to be Disabled if such participant is determined to be totally disabled by the United States Social Security Administration or if such participant is determined to be disabled in accordance with a disability insurance program maintained by the Company; provided that the definition of “disability” under such disability insurance program complies with the foregoing requirements.

3.	“Retirement” shall mean a participant’s “separation from service” (as that term is defined under Section 409A) on or after his attainment of age sixty-two (62).

E.	MISCELLANEOUS:

1.	No acceleration of the time and form of payments and no substitutions for forfeited awards shall be made except in accordance with Section 409A.

2.	Any Plan amendments, including but not limited to those changing the time or form of payments, shall comply with Section 409A.

3.	The Company and/or Partnership or any agent of the Company and/or the Partnership shall report all income required to be reported, and withhold from any payment under this Plan the amount of withholding taxes due, in the opinion of the Company and/or Partnership in respect of such income or payment and shall take any other action as may be necessary, in the opinion of the Company and/or Partnership, to satisfy all obligations for the reporting of such income and payment of such taxes. The Company, the Partnership, the Board, or any delegatee shall not be held liable for any taxes, penalties, interest, or other monetary amounts owed by the participant or other person as a result of the deferral or payment of any amounts under this Plan or as a result of the Company’s administration of amounts subject to the Plan, except as expressly provided herein.

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